Exhibit 10.9

March 23, 2015

Marianne Romeo Dinsmore

1 Plaices Point Road

Pembroke, Bermuda

Re: Employment Offer and Terms

Dear Marianne:

On behalf of Axovant Sciences Ltd. (“Axovant” or the “Company”), thank you for your interest in joining our team. Based on your background and experience, we believe that you will make significant contributions to the overall growth of our biotechnology company.

We are eager to begin integrating you into Axovant immediately. Therefore, we are pleased to offer you employment at-will with the Company based on the terms that are outlined in this letter agreement.

Position:	Head, Global Transactions & Risk Management

Reporting To:	The Board of Directors

Start Date:	Your first day of employment will be March 23, 2015 (“Start Date”).

Location:	It is expected that you generally will work from the Company’s office in Hamilton, Bermuda.

Annual Base Salary:	The Company will pay you monthly at an annual base salary rate of $150,000 (or $12,500.00 per pay period) based on full-time employment status.

Performance Bonus:

In addition to your Annual Base Salary, you will be eligible to receive an annual discretionary performance bonus, after the end of each fiscal year on March 31st (the “Performance Bonus”). The Company will target your Performance Bonus at 25% of your annual base salary. To be eligible to earn the Performance Bonus, you must by employed by the Company until the last day of the fiscal year on March 31st. The Company will pay the Performance Bonus, if any, by no later than thirty (30) days after the end of the Company’s fiscal year or by April 30th.

Axovant Sciences Ltd. • Clarendon House, 2 Church Street, Hamilton HM11 Bermuda • axovant.com

Equity Incentive:

Pursuant to your Consulting Agreement with Roivant Neurosciences Ltd. (predecessor to Axovant Sciences Ltd.) dated March 18, 2015, you were granted 75,000 stock options of Axovant Sciences Ltd. at $0.90 per share on March 18, 2015. These stock options are subject to 4-year vesting period with 25% at Year 1 and quarterly vesting thereafter, as well as any other terms contained in the standard grant agreements of Axovant Sciences Ltd.

Officer of Axovant Sciences Ltd.:	Pursuant to your employment with the Company, you will become an Officer of Axovant Sciences Ltd. (ASL) and actively involved in the day-to-day management and other operational activities of ASL.

Representation Regarding Other Obligations:

This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide a copy of the agreement as soon as possible.

This offer is also conditioned on your representation and warranty that you have not been debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the US or in any other country where the Company intends to develop its activities.

Further Agreement:

It is expected that, as soon as practicable following the date hereof, you and the Company will enter into an employment agreement that memorializes and integrates the provisions of this letter agreement together with other customary and mutually agreed provisions.

Other Terms:	Your employment with the Company shall be on an at-will basis. You or the Company may terminate employment for any reason or no reason and at any time, provided however, that you or the Company provide at least thirty (30) days of notice. Upon the commencement of employment, you will be required to sign a Confidentiality and Assignment of Inventions Agreement as a condition of your employment.

Marianne, we are very excited about having you join Axovant Sciences Ltd. as Head, Global Transactions & Risk Management. Your experience and judgment will have a great impact on our Company’s growth and success, and we believe that you will derive a great deal of enjoyment out of your role and responsibilities.

If you have any questions about this information, please contact me at +972 (54) 4361010. Otherwise, please confirm your acceptance of this offer of employment with Axovant Sciences Ltd. by signing below.

Very truly yours,

AXOVANT SCIENCES LTD.

By:	/s/ Ilan Oren
Ilan Oren
Director

Agreed and Accepted:

By:	/s/ Marianne Romeo Dinsmore
Marianne Romeo Dinsmore

Date:	23 March 2015